Exhibit 4.17

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 11 ON THE FACE OF THIS SECURITY.

CUSIP No. 06742C723	ISIN: US06742C7231

BARCLAYS BANK PLC

MEDIUM-TERM NOTES, SERIES A

Barclays ETN+ Select MLP ETN

due March 18, 2043

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount: $[        ] equal to [        ] Securities at $25 per Security.

Index: Atlantic Trust Select MLP Index.

Inception Date: March 12, 2013.

Initial Valuation Date: March 12, 2013.

Original Issue Date: March 15, 2013.

Maturity Date: March 18, 2043.

Denomination: $25.

Coupon Payments: For each Security held on the applicable Coupon Record Date, the Holder will receive an interest payment in cash per Security on each Coupon Payment Date in U.S. dollars equal to the Coupon Amount, if any, on the applicable Coupon Valuation Date.

Coupon Amount: The Coupon Amount on any Coupon Valuation Date will equal the greater of (i) zero and (ii) (1) the Accrued Dividend on such Coupon Valuation Date minus (2) the Accrued Investor Fee on such Coupon Valuation Date.

Payment at Maturity: On the Maturity Date, unless such Securities were previously redeemed on a Redemption Date as provided under “Holder Redemption” or “Issuer Redemption”, the Holder will receive a cash payment per Security in U.S. dollars equal to the Closing Indicative Value on the Final Valuation Date.

Holder Redemption: The Holder may, subject to the notification requirements provided under Section 5 hereof, require the Company to redeem the Holder’s Securities in whole or in part on any Holder Redemption Date during the term of the Securities. If the Holder requires the Company to redeem the Holder’s Securities on any Holder Redemption Date, the Holder will receive a cash payment per Security equal to the Closing Indicative Value on the applicable Valuation Date minus the Redemption Charge. The Company shall not be required to redeem fewer than 50,000 Securities at one time, provided that the Company may from time to time in its sole discretion reduce, in part or in whole, this minimum redemption amount (“Redemption Amount”) on a consistent basis for all Holders who hold Securities at the time the reduction becomes effective.

Redemption Charge: The Redemption Charge is a one-time charge imposed upon Holder Redemption and is equal to 0.125% times the Closing Indicative Value on the applicable Valuation Date.

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Holder Redemption Date: The third Business Day following each Valuation Date (other than the Final Valuation Date). The final Holder Redemption Date will be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date.

Issuer Redemption: The Company may redeem the Securities (in whole but not in part) at its sole discretion any Trading Day on or after the Inception Date until and including maturity (“Issuer Redemption”). To exercise its right to redeem the Securities, the Company must deliver notice to the Holder of such Securities not less than twenty calendar days prior to the Issuer Redemption Date specified by the Company in such issuer redemption notice. If the Company redeems the Securities, the Holder will receive a cash payment in U.S. dollars per Security in an amount equal to the applicable Closing Indicative Value on the applicable Valuation Date.

Issuer Redemption Date: The date specified by the Company in the issuer redemption notice, which will in no event be prior to the 20th calendar day following the date on which the Company delivers such notice.

Redemption Date: The Holder Redemption Date or the Issuer Redemption Date, as the case may be.

Index Sponsor: Barclays Bank PLC (the “Index Sponsor”)

Calculation Agent: Barclays Bank PLC.

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: The CBOE BZX Exchange.

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OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Accrued Dividend” shall be calculated in the following manner: (i) the Accrued Dividend on the Initial Valuation Date will equal zero; and (ii) the Accrued Dividend on any subsequent calendar day will equal (1) the Accrued Dividend as of the immediately preceding calendar day plus (2) the Dollar Dividend Value on such calendar day minus (3) the Coupon Adjustment Dividend Amount on such calendar day. If the Securities undergo a split or reverse split, the Accrued Dividend will be adjusted accordingly.

“Accrued Investor Fee” shall be calculated in the following manner: (i) the Accrued Investor Fee on the Initial Valuation Date will equal zero; and (ii) the Accrued Investor Fee on any subsequent calendar day will equal (1) the Accrued Investor Fee as of the immediately preceding calendar day plus (2) the Daily Fee Value on such calendar day minus (3) the Coupon Adjustment Fee Amount on such calendar day. If the Securities undergo a split or reverse split, the investor fee will be adjusted accordingly.

“Business Day” means any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation or executive order to close.

“Closing Indicative Value” for each Security on any given calendar day until the Final Valuation Date or applicable Valuation Date (in the case of Holder Redemption or Issuer Redemption) will equal (1) the ETN Current Value on such calendar day plus (2) the Accrued Dividend on such calendar day minus (3) the Accrued Investor Fee on such calendar day. If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

“Closing VWAP Level” means an amount equal to (i) the VWAP Level as of the close of trading on any Index Business Day, for purposes of Holder Redemption, or (ii) the arithmetic mean of the VWAP Levels as of the close of trading on each Index Business Day during the Final Measurement Period or the Issuer Redemption Measurement Period, for purposes of the payment at maturity or upon Issuer Redemption, respectively, in each case as determined by the VWAP Calculation Agent.

“Coupon Adjustment Dividend Amount” shall be calculated in the following manner: (i) on any calendar day that is not a Coupon Ex-Date, zero; and (ii) on any calendar day that is a Coupon Ex-Date, the Coupon Adjustment Dividend Amount will equal the Accrued Dividend on the Coupon Valuation Date immediately preceding such Coupon Ex-Date.

“Coupon Adjustment Fee Amount” shall be calculated in the following manner: (i) on any calendar day that is not a Coupon Ex-Date, zero; and (ii) on any calendar day that is a Coupon Ex-Date, the Coupon Adjustment Fee Amount will equal (a) the Coupon Adjustment Dividend Amount on such Coupon Ex-Date, if the Coupon Amount in respect of such Coupon Ex-Date is zero, or (b) the Accrued Investor Fee on the Coupon Valuation Date immediately preceding such Coupon Ex-Date, if the Coupon Amount in respect of such Coupon Ex-Date is greater than zero.

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“Coupon Ex-Date” means the seventh Index Business Day following each Coupon Valuation Date (subject to the occurrence of a Market Disruption Event). The first Coupon Ex-Date will be May 24, 2013.

“Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date (subject to the occurrence of a Market Disruption Event). The first Coupon Record Date will be May 29, 2013.

“Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date (subject to the occurrence of a Market Disruption Event). The first Coupon Payment Date will be June 6, 2013.

“Coupon Valuation Date” means the 15th of February, May, August and November of each calendar year during the term of the Security or if such date is not an Index Business Day, then the first Index Business Day following such date (subject to the occurrence of a Market Disruption Event). The first coupon valuation date will be May 15, 2013.

“Daily Fee Value” means, on any calendar day is equal to the product of (1) the Closing VWAP Level on such calendar day divided by the VWAP Factor and (2) 0.95% divided by 365.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent in its sole discretion, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking). If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining the quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Default Amount. The “Default Quotation Period” shall be the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the

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Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Face Amount.

“Dollar Dividend Value” means on any calendar day (1) the Index Dividend on such calendar day divided by (2) the VWAP Factor.

“ETN Current Value” shall be calculated in the following manner: (i) an amount equal to $25.00 on the Initial Valuation Date; and (ii) on any subsequent calendar day until maturity or early redemption, the ETN Current Value will equal (1) the Closing VWAP Level on that day (or on the immediately preceding Index Business Day, if such calendar day is not an Index Business Day) divided by (2) the VWAP Factor.

“Final Measurement Period” means the five Index Business Days from and including the Final Valuation Date (subject to the occurrence of a Market Disruption Event).

“Final Valuation Date” means March 5, 2043, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will the Final Valuation Date be postponed by more than five Business Days.

“Index Business Day” means any day which is a New York Stock Exchange business day.

“Index Constituent” means each of the master limited partnerships, corporations and publicly traded limited liability companies included in the Index at any given time.

“Index Dividend” on any calendar day represents the aggregate cash value of distributions, net of applicable dividend withholding tax, that a hypothetical person holding Index Constituents in proportion to the weights of the Index Constituents would have been entitled to receive with respect to any Index Constituent for those cash distributions whose “ex-dividend date” occurs on such calendar day. The Index Dividend on any calendar day will equal the sum of the products of (i) the cash value of distributions, net of applicable dividend withholding tax, that a hypothetical holder of each Index Constituent on such calendar day would have been entitled to receive in respect of that Index Constituent for those cash distributions whose “ex-dividend date” occurs on such calendar day and (ii) the number of units of that Index Constituent included in the Index as of such date.

“Initial VWAP Level” means 122.48, which is equal to the VWAP Level at the closing of trading on the Initial Valuation Date, as determined by the VWAP Calculation Agent.

“Issuer Redemption Measurement Period” means the five Index Business Days from and including the applicable Valuation Date specified in the issuer redemption notice (subject to the occurrence of a Market Disruption Event).

“Market Disruption Event” means any of the following with respect to the Index, (i) a suspension, absence or limitation of trading in Index Constituents constituting

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20% or more, by weight, of the Index; (ii) a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets; (iii) any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (x) effect transactions in, or obtain market values for, Index Constituents constituting 20% or more, by weight, of the Index, or (y) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets; (iv) the closure on any day of the primary market for futures or options contracts relating to the Index or Index Constituents constituting 20% or more, by weight, of the Index on a Scheduled Trading Day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (x) the actual closing time for the regular trading session on such primary market on such Scheduled Trading Day for such primary market and (y) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Scheduled Trading Day for such primary market; (v) any Scheduled Trading Day on which (x) the primary markets for Index Constituents constituting 20% or more, by weight, of the Index or (y) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; (vi) if the Index Sponsor does not publish the level of the Index on an Index Business Day or the Index is otherwise not available; or (vii) any other event, if the Calculation Agent determines that the event interferes with the Company’s ability or the ability of any of its affiliates to unwind all or a portion of a hedge with respect to this Security that the Company or its affiliates have effected or may effect; and, in any of these events, the Calculation Agent determines that the event was material. For purposes of determining whether a Market Disruption Event has occurred, the following event will not be a Market Disruption Event: (a) a limitation on the hours or number of days of trading on which any Index Constituent is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or (b) a decision to permanently discontinue trading in futures or options contracts relating to the Index. For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in futures or options contracts related to the Index, if available, in the primary market for those contracts, by reason of any of: (A) a price change exceeding limits set by that market, (B) an imbalance of orders relating to those contracts, or (C) a disparity in bid and ask quotes relating to those contracts, will constitute a suspension or material limitation of trading in futures or options contracts related to the Index in the primary market for those contracts.

“Maturity Date” means March 18, 2043, provided that if such date is not a Business Day, the Maturity Date will be the next succeeding Business Day; provided, however, that if the fifth Business Day preceding the Maturity Date does not qualify as the Final Valuation Date referred to above, then the Maturity Date will be the fifth Business Day following the Final Valuation Date.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America or Europe that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (or any successor) or P-1 or higher by Moody’s Investors Service, Inc. (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

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“Trading Day” means any day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca, in each case as determined by the Calculation Agent in its sole discretion.

“Valuation Date” means each Index Business Day from March 12, 2013 to March 5, 2043, inclusive, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will any Valuation Date be postponed by more than five Business Days.

“VWAP” means, with respect to each Index Constituent, on any Index Business Day, the consolidated volume-weighted average price of one unit of such Index Constituent as determined by the VWAP Calculation Agent based on all trades in such Index Constituent reported in the consolidated tape system during the regular trading session.

“VWAP Factor” means 4.89920, which is equal to (1) the Initial VWAP Level divided by (2) the Face Amount per Security. If the Security undergoes a split or reverse split, the VWAP Factor will be adjusted accordingly.

“VWAP Level” means on any Index Business Day, as calculated by the VWAP Calculation Agent, the sum of the products of (i) the VWAP of each Index Constituent as of such date and (ii) the number of units of that Index Constituent as of such date. The VWAP level is reported on Bloomberg page “BXVWATMP <Index>”.

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1. Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the amount as calculated and provided under (i) “Holder Redemption” and elsewhere on the face this Security on the applicable Holder Redemption Date, in the case of any Securities in respect of the which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Issuer Redemption” and elsewhere on the face of this Security on the applicable Issuer Redemption Date, in case the Company exercises its right to redeem the Securities prior to the Maturity Date or (iii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date.

2. Payment of Interest

On each Coupon Payment Date prior to the Maturity Date or the Redemption Date, the Holder shall receive an interest payment in cash per Security on each Coupon Payment Date in U.S. dollars equal to the Coupon Amount, if any, on the applicable Coupon Valuation Date. Any return on this Security that may be deemed to be interest will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application.

3. Discontinuance or Modification of the Index; Market Disruption Event

If the Index Sponsor discontinues publication of or otherwise fails to publish the Index, or the Index Sponsor does not make the Index Constituents and their unit weighting available to the VWAP Calculation Agent, and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index and for which the Index Constituents and their unit weighting are available to the VWAP Calculation Agent, then the VWAP Level for such successor index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the constituents underlying such successor index and each such constituent’s respective weighting within the successor index on the dates and at the times as of which the VWAP levels for such successor index are to be determined.

If the Index Sponsor discontinues publication of the Index or does not make the Index Constituents and their unit weightings available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on any Index Business Day during the Final Measurement Period or Issuer Redemption Measurement Period, or on a Valuation Date, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Calculation Agent determines that no successor index is available at such time, or the Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on any Index Business Day during the Final Measurement Period or Issuer Redemption Measurement Period, or on any Valuation Date, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the VWAP Calculation Agent will determine the relevant VWAP levels using the VWAP and published unit weighting of each Index Constituent included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions.

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If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the VWAP Level of the Index or such successor index does not, in the opinion of the VWAP Calculation Agent, fairly represent the VWAP Level of the Index or such successor index had such changes or modifications not been made, then the VWAP Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the VWAP Calculation Agent, may be necessary in order to arrive at a VWAP Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the VWAP Calculation Agent will calculate the VWAP Levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the VWAP Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the VWAP Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

The Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

4. Payment at Maturity or Upon Holder Redemption or Upon Issuer Redemption

The payment of this Security that becomes due and payable on the Maturity Date on a Holder Redemption Date or an Issuer Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity”, “Holder Redemption” or “Issuer Redemption”, as applicable. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the payment referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Face Amount. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5. Redemption Mechanics

(a) Holder Redemption: Subject to the minimum redemption amount provided under “Holder Redemption”, the Holder may require the Company to redeem the Holder’s

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Securities on any Holder Redemption Date during the term of the Securities provided that such Holder (i) delivers a notice of redemption to the Company via electronic mail by no later than 4:00 p.m. New York time on the Business Day prior to the applicable Valuation Date; (ii) delivers a signed confirmation of redemption to the Company via facsimile by no later than 5:00 p.m. New York time on the same day; (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price per Security equal to the Closing Indicative Value on the applicable Valuation Date minus the Redemption Charge, facing Barclays DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m. New York time on the applicable Holder Redemption Date, which shall be the third Business Day following the applicable Valuation Date (other than the Final Valuation Date). The final Holder Redemption Date shall be the third Business Day following such Valuation Date that is immediately prior to the Final Valuation Date.

(b) Issuer Redemption: If the Company elects to exercise its right to redeem the Securities under “Issuer Redemption”, the Company will deliver written notice of such election to redeem to the Holder of such Securities not less than 20 calendar days prior to the Issuer Redemption Date specified by the Company in such issuer redemption notice. The Final Valuation Date will be deemed to be the fifth Trading Day prior to the Issuer Redemption Date (subject to postponement in the event of a Market Disruption Event), and the Securities will be redeemed on the Issuer Redemption Date specified by the Company in such issuer redemption notice, but in no event prior to the tenth calendar day following the date on which the Company delivers such issuer redemption notice.

6. Split or Reverse Split of the Securities

On any Business Day, the Company may elect to initiate a split of the Securities or a reverse split of the Securities. Such date shall be deemed to be the “Announcement Date”, and the Company will issue a notice to holders of the relevant Securities and press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the Securities undergo a split, the Company will adjust the terms of the Securities accordingly. For example, if the split ratio is 4 and hence the Securities undergo a 4:1 split, every investor who holds one Security via DTC on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The record date for the split will be the 9th business day after the Announcement Date. The Closing Indicative Value, the VWAP Factor, the Accrued Dividend and the Accrued Investor Fee on such record date will be divided by 4 to reflect the 4:1 split of the Securities. If the record date of the split falls in between a Coupon Valuation Date and the corresponding Coupon Ex-Date, the Accrued Dividend and the Accrued Investor Fee on Coupon Valuation Date would be divided by four when calculating Coupon Adjustment Dividend Amount and Coupon Adjustment Fee Amount on that Coupon Ex-Date. Any adjustment of Closing Indicative Value, the VWAP Factor, the Accrued Dividend and the Accrued Investor Fee will be rounded to 8 decimal places. The split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

In the case of a reverse split, the Company reserves the right to address odd numbers of Securities (commonly referred to as “partials”) in a commercially reasonable manner determined by the Company in its sole discretion. For example, if the reverse split ratio is 4 and the Securities undergo a 1:4 reverse split, every Holder holding 4 Securities via DTC on

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the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below. The record date for the reverse split will be on the 9th Business Day after the Announcement Date. The Closing Indicative Value, the VWAP Factor, the Accrued Dividend and the Accrued Investor Fee on such record date will be multiplied by four to reflect the 1:4 reverse split of the Security. If the record date of the reverse split falls in between a Coupon Valuation Date and the corresponding Coupon Ex-Date, the Accrued Dividend and the Accrued Investor Fee on Coupon Valuation Date would be multiplied by four when calculating Coupon Adjustment Dividend Amount and Coupon Adjustment Fee Amount on that Coupon Ex-Date. Any adjustment of Closing Indicative Value, the VWAP Factor, the Accrued Dividend and the Accrued Investor Fee will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

Holders who own a number of Securities on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of Securities they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” Securities in a commercially reasonable manner determined by the Company in its sole discretion. The Company’s current intention is to provide a Holder with a cash payment for such Holder’s partials on the 17th business day following the Announcement Date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split- adjusted Securities on the 14th business day following the Announcement Date. For example, of the reverse split ratio is 1:4, a Holder who held 23 Securities via DTC on the record date would receive 5 post reverse split Securities on the immediately following Business Day, and a cash payment on the 17th business day following the Announcement Date that is equal to 3/4ths of the Closing Indicative Value of the reverse split-adjusted Securities on the 14th Business Day following the Announcement Date.

In the event of a reverse split, the Redemption Amount will be adjusted accordingly by the Company, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

7. Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity or upon early redemption; Market Disruption Events; Business Days; Trading Days; Index Business Days, the Closing Indicative Value; the ETN Current Value, the VWAP Factor, the Accrued Dividend, the Dollar Dividend Value, the Index Dividend, the Coupon Adjustment Dividend Amount, the Accrued Investor Fee, the Daily Fee Value, the Coupon Adjustment Fee Amount, the Coupon Amount, the Default Amount, any Valuation Date, any Coupon Valuation Date, any Coupon Ex-Date, any Coupon Record Date, any Coupon Payment Date, Redemption Charge, the Maturity Date; Redemption Dates; Valuation Dates, the Redemption Amount; the amount payable in respect of the Securities at maturity or upon Holder Redemption or Issuer Redemption and all such other matters, calculations or determinations as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

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The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent. Insofar as this Security provides for the Calculation Agent to determine the value of the Index on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, Affiliates of the Calculation Agent or Affiliates of the Company.

8. Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

9. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

10. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

11. Prospectus

Reference is made to the (i) the Prospectus related to the Securities, dated March 30, 2018, (ii) the Prospectus Supplement, dated July 18, 2016 (iii) and the Pricing Supplement, dated [                    ], as each may be amended from time to time (together, the “Prospectus”). The terms and conditions of this Security as fully set forth in the Prospectus are hereby incorporated by reference in their entirety into this Security and binding upon the parties hereto. In the event of a conflict between the terms of the Prospectus and the terms of this Security, the Prospectus will control and if the Prospectus provides for a specific United States tax characterization, by purchasing a Security, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to such tax characterization. Copies of the Prospectus are available from the Company or any underwriter or any dealer participating in the offering by calling toll free, 1-888-227-2275 (extension 2-3430).

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

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(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Security and any other amounts payable on such Security (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holder of any Security, after such deduction or withholding, shall equal the amounts of the principal of such Security and any other amounts payable on such Security which would have been payable in respect of such Security had no such deduction or withholding been required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Original Issue Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 35 nor more than 60 days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price equal to the principal amount thereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture

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at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

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No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Senior Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $50. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.